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MGI FUNDS

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MGI FUNDS™

MGI US Large Cap Value Equity Fund

     200 Clarendon Street Boston,
Massachusetts 02116

May 8, 2008

Dear Shareholder:

We are pleased to notify you of changes involving the MGI US Large Cap Value Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Eaton Vance Management (“Eaton Vance”) to serve as the third subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement (the “Subadvisory Agreement”) between Eaton Vance and Mercer Global Investments, Inc., the Fund’s investment advisor (the “Advisor” or “MGI”), on behalf of the Fund.

In approving Eaton Vance to serve as a subadvisor to the Fund, the Board also determined to terminate the Advisor’s subadvisory agreement with Lord, Abbett & Co. LLC (“Lord Abbett”), one of the Fund’s subadvisors. As was previously communicated to you via a supplement to the Trust’s prospectus, dated April 1, 2008, Eaton Vance replaced Lord Abbett as a subadvisor to the Fund effective on that date, and Eaton Vance now manages that portion of the Fund’s investment portfolio that was previously managed by Lord Abbett. Each of the Fund’s two other subadvisors, Numeric Investors LLC and Pzena Investment Management, will continue to manage a portion of the Fund’s investment portfolio, and there are no changes proposed to these arrangements.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Eaton Vance and the Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the implementation of the Subadvisory Agreement with Eaton Vance.

Sincerely, /s/ Phillip J. de Cristo Phillip J. de Cristo

Trustee, President, and Chief Executive Officer MGI Funds

MGI FUNDS™

MGI US Large Cap Value Equity Fund

     200 Clarendon Street Boston,
Massachusetts 02116

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI US Large Cap Value Equity Fund (the “Fund”) about recent changes related to the Fund’s subadvisory arrangements. Specifically, the changes involve the addition of a new subadvisor to the Fund, Eaton Vance Management (“Eaton Vance” or the “Subadvisor”), which replaced one of the Fund’s three subadvisors, Lord, Abbett & Co. LLC (“Lord Abbett”). Eaton Vance replaced Lord Abbett effective April 1, 2008. These changes were approved by the Board upon the recommendation of the Fund’s investment advisor, Mercer Global Investments, Inc. (“MGI” or the “Advisor”), without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about May 12, 2008 to shareholders of record of the Fund as of March 31, 2008. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MGI to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor or subadvisor to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things: (i) to continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) to reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on February 28, 2008 (the “Meeting”), (i) appointed Eaton Vance to serve as a subadvisor to the Fund, replacing Lord Abbett, and (ii) approved the subadvisory agreement between the Advisor and Eaton Vance (the “Subadvisory Agreement”).

The subadvisory agreement between Lord Abbett and MGI, on behalf of the Fund, was terminated on March 31, 2008. The decision to terminate the subadvisory agreement was based upon certain factors, including: (i) the Advisor’s opinion that the holdings in Lord Abbett’s allocated portfolio were not sufficiently value-oriented for the expected role of this portfolio in the Fund; (ii) the substantially increased amount of assets managed by Lord Abbett in the subadvisor’s large cap value investment mandates, and the Advisor’s assessment of the challenges that were associated with managing these assets; and (iii) the Advisor’s opinion that the Fund would benefit from a subadvisor that was more of a “pure value” investment manager and the Advisor’s conviction that Eaton Vance could more effectively fulfill that role.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new subadvisory agreement, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Eaton Vance and the Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The Advisor is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of the Fund’s average daily net assets, up to $750 million, and an annual rate of 0.51% of the Fund’s average daily net assets, in excess of $750 million. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $872,974 from the Fund for the fiscal year ended March 31, 2007.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Phillip J. de Cristo serves as Trustee, President, and Chief Executive Officer of the Trust, and as President of the Advisor. Ravi B. Venkataraman serves as Vice President of the Trust, and as Vice President and Head of the U.S. business of the Advisor. Denis Larose serves as the Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor. Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Chief Operating Officer of the Advisor. David M. Goldenberg serves as Vice President and Assistant Secretary of the Trust, and as General Counsel of Mercer, an affiliate of the Advisor. Christopher A. Ray serves as Vice President of the Trust, and as Senior Portfolio Manager of the Advisor. John A. Stone serves as Vice President of the Trust and as Portfolio Manager of the Advisor. Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust, and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, other than Mr. Goldenberg, is 200 Clarendon Street, Boston, Massachusetts 02116. The address of Mr. Goldenberg is 1166 Avenue of the Americas, New York, New York 10036.

THE SUBADVISOR

Eaton Vance is located at The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109. Eaton Vance is registered as an investment adviser under the Advisers Act and is a wholly-owned subsidiary of Eaton Vance Corporation, a publicly-held company. The Subadvisory Agreement between Eaton Vance and MGI, on behalf of the Fund, is dated April 1, 2008.

Eaton Vance was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Eaton Vance is not affiliated with the Advisor, and the Subadvisor discharges its responsibilities subject to the oversight and supervision of the Advisor. The Subadvisor is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the replacement of Lord Abbett by Eaton

Vance and the implementation of the Subadvisory Agreement. The fees paid by the Advisor to the Subadvisor depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to the Subadvisor by MGI. In accordance with procedures adopted by the Board, the Subadvisor may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Eaton Vance serves as an investment advisor or subadvisor to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Assets as of
Name	December 31, 2007

Eaton Vance VT Large-Cap Value Fund	$22,694,943

The advisory fee rates for this fund are 0.625% on assets up to $2.0 billion; 0.60% on assets of $2.0 billion but less than $5.0 billion; 0.575% on assets of $5.0 billion but less than $10.0 billion; and 0.555% on assets over $10.0 billion.

The names and principal occupations of the principal executive officers of Eaton Vance are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Eaton Vance, is The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109:

Thomas E. Faust Jr., President & Chief Executive Officer
Duncan W. Richardson, Executive Vice President & Chief Equity Investment Officer
Payson F. Swaffield, Vice President & Chief Income Investment Officer
Robert J. Whelan, Vice President & Treasurer
Jeffrey P. Beale, Vice President & Chief Administrative Officer
John E. Pelletier, Vice President & Chief Legal Officer
Frederick S. Marius, Vice President, Deputy Chief Legal Officer & Secretary
Maureen A. Gemma, Vice President & Deputy Chief Legal Officer
Laurie G. Hylton, Vice President & Chief Accounting Officer
Peter D. Stokinger, Vice President & Internal Auditor

THE SUBADVISORY AGREEMENT

The Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Eaton Vance, are substantially similar to the subadvisory agreements between the

Advisor and each of Numeric Investors LLC (“Numeric”) and Pzena Investment Management, LLC (“Pzena”), the Fund’s two other subadvisors.

The Subadvisory Agreement provides that Eaton Vance, among other duties, will make all investment decisions for the Subadvisor’s allocated portion of the Fund’s investment portfolio. Eaton Vance, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets. Eaton Vance also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Subadvisory Agreement provides for Eaton Vance to be compensated based on the average daily net assets of the Fund allocated to the Subadvisor. The Subadvisor is compensated from the fees that the Advisor receives from the Fund. Eaton Vance generally will pay all expenses the Subadvisor incurs in connection with its activities under the Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) Eaton Vance, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Eaton Vance to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers. The Subadvisor was recommended by the Advisor because, among other factors: (i) the Advisor sought to retain style purity; (ii) Eaton Vance seeks to control portfolio risks, with a focus on minimizing downside risk and maintaining tighter sector controls than Lord Abbett; (iii) Eaton Vance has the capacity to manage large amounts of assets in an efficient and effective manner; and (iv) the Advisor’s confidence in Eaton Vance’s team of investment professionals.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Subadvisory Agreement. In determining whether to approve the Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included: (i) a copy of the form of the Subadvisory Agreement between the Advisor and the Subadvisor; (ii) information regarding the process by which the Advisor selected the Subadvisor and recommended the Subadvisor for Board approval; (iii) information regarding the nature and quality of the services that the Subadvisor would provide to the Fund; (iv) information regarding the Subadvisor’s reputation, investment management business, personnel, and operations; (v) information regarding the Subadvisor’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by the Subadvisor; (vii) the Subadvisor’s compliance program; (viii) the Subadvisor’s historical performance returns managing a similar investment mandate, and such performance compared to a relevant index; and (ix) the Subadvisor’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and Eaton Vance at the Meeting.

When considering the approval of the Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to the Subadvisor, including: the nature, quality, and extent of the services to be provided to the Fund by the Subadvisor; the Subadvisor’s management style; the Subadvisor’s historical performance record managing pooled investment products similar to the Fund; the qualifications and experience of the person who will be responsible for the day-to-day management of Eaton Vance’s allocated portion of the Fund’s investment portfolio; and the Subadvisor’s staffing levels and overall resources. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by the Subadvisor to the Fund, the Board considered: the specific investment process to be employed by the Subadvisor in managing the assets of the Fund to be allocated to it; the qualifications of the Subadvisor’s investment professionals with regard to implementing the Fund’s investment mandate; the Subadvisor’s performance record as compared to its benchmark; the Subadvisor’s infrastructure and whether it appeared to adequately support the Subadvisor’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature and quality of the subadvisory services expected to be provided by the Subadvisor. The Board concluded that the Fund will benefit from the quality and experience of the Subadvisor’s portfolio manager and other investment professionals. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, extent, and quality of the subadvisory services to be provided by the Subadvisor, as well as Eaton Vance’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the Subadvisory Agreement.

Because Eaton Vance was a newly-appointed subadvisor to the Fund, the Board, at the Meeting, could not consider the Subadvisor’s investment performance in managing the Fund as a factor in evaluating the Subadvisory Agreement. However, the Board did review the Subadvisor’s historical performance record in managing other accounts that were comparable to the Fund. The Board compared this historical performance to a relevant benchmark. The Board noted that Eaton Vance’s Large-Cap Value strategy had outperformed, on an annualized, gross-of-fees basis, the performance of the Russell 1000 Value® Index over the 1-, 3-, 5-, 7-, and 10-year periods. On this basis, the Board concluded that the historical performance record for the Subadvisor supported a decision to approve the Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Subadvisory Agreement. In this connection, the Board evaluated the compensation to be paid to the Subadvisor by the Advisor. The Board also considered comparisons of the fees that will be paid to the Subadvisor with the fees the Subadvisor charges to its other clients, noting that the fee rate that the Advisor had negotiated with Eaton Vance was less than the fee rates that the Subadvisor has implemented with another open-end investment company and institutional separate accounts that utilize the Subadvisor’s large-cap value equity strategy (the same strategy that will be utilized for the Fund).

The Board also considered whether the fee schedule of the Subadvisor included breakpoints that would reduce the Subadvisor’s fees as the assets of the Fund allocated to the Subadvisor increased, noting that Eaton Vance’s proposed subadvisory fee schedule did include breakpoints. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by the Subadvisor in managing its allocated portion of the Fund’s assets. Since the fees to be paid to Eaton Vance were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Eaton Vance’s potential profitability was not considered relevant to the Independent Trustees’ deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to the Subadvisor by MGI with respect to the assets to be allocated to the Subadvisor appeared to be within a reasonable range in light of the quality and extent of the services to be provided.

The Board reviewed a copy of the Subadvisory Agreement. The Board considered that the Subadvisory Agreement provided for the same range of services and fees as the subadvisory agreements that were in place with the Fund’s two other subadvisors, Numeric and Pzena, as well as the same range of services that were provided for in the subadvisory agreement with Lord Abbett, which was terminated as a consequence of the appointment of Eaton Vance.

The Board considered the selection and due diligence process employed by the Advisor in deciding to recommend the addition of Eaton Vance as a subadvisor to the Fund. The Board also considered the Advisor’s conclusion that the fees to be paid to the Subadvisor for its services to the Fund will be reasonable, and the reasons supporting that conclusion. The Board noted that the subadvisory fees will be paid by the Advisor to the Subadvisor and will not be additional fees paid by the Fund. The Board concluded that the Advisor’s recommendations and conclusions supported approval of the Subadvisory Agreement.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Subadvisory Agreement was in the best interests of the Fund, and approved the Subadvisory Agreement for the Fund.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, is the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and

0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares of the Fund, respectively. For the fiscal year ended March 31, 2007, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of PFPC Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2007, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2008, the Fund had 40,081,497 total shares outstanding, and MGI Collective Trust: MGI US Large Cap Value Equity Portfolio held 38,793,503 shares, representing 96.8% of the total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.